Grant of Option in respect of certain mining Property

This agreement (the "Agreement") sets forth the basic terms and conditions regarding the exclusive granting of an option (the "Option") by Multi Metal Mining Corp., of #818 – 470, Granville Street, Vancouver, BC, V6C 1V5 ("Multi Metal") to Cicero Resources Corp. of 2475 W. 4th Avenue, Vancouver, BC, V6K 1P4 ("Cicero") to acquire an undivided 100% interest in Multi Metal's interest in certain lode mining claims referred to herein as the "Property", being 1 claim know as the Crimson Queen lode mining claim located in Clark County, Nevada, and more particularly described in this Agreement and in Schedule "A" attached hereto (including, without limitation, all prospecting, research, exploration plans or other information, exploitation, operating and mining permits, licenses and leases associated therewith).

1. Representations and Warranties of Cicero

1.01 Cicero represents and warrants to Multi Metal that:

it has been duly incorporated and is a validly subsisting corporation under the laws of Nevada;

has all corporate power and authority to perform its obligations under this Agreement;

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Cicero is a party;

all necessary corporate action has been taken by Cicero to authorize the execution, delivery and performance of this Agreement; and

this Agreement constitutes valid and binding obligations enforceable in accordance with the terms of this Agreement.

1.02 The representations and warranties hereinbefore set out are conditions upon which Multi Metal has relied on entering into this Agreement and shall survive the Date of Closing (defined below), and Cicero hereby forever indemnifies and saves Multi Metal harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

2. Representations and Warranties of Multi Metal

2.01 Multi Metal represents and warrants to Cicero that:

(a)

it is a valid and subsisting corporation duly incorporated and in good standing under the laws of its incorporating jurisdiction;

it holds a one hundred percent interest in and to the Property, consisting of 1 claim, situated in Clark County, Nevada, South East ¼ Section 31, Township 27 S, East Meridian and North East ¼ Section 6, Township 28 S, Range 60, East Meridian, being 1500 long and 600 feet wide, such that 1000 feet are claimed in a North direction and 500 feet in a South direction from the point of discovery (monument of location), at which a notice of location was posted, together with 300 feet on each side of the monument of location and center line of the Claim, with the general course of the lode or vein being from the South to the North direction, the whole as more particularly described in Schedule "A" attached hereto, free and clear from all liens, mortgages, royalties or other encumbrances;

it, or its affiliates, has the exclusive right, free of competing interests, to undertake all work on and explore the area comprising the Property and to develop and mine the same in accordance with applicable rules and regulations;

title to the claim(s) comprising the Property are properly and validly recorded in the name of Multi Metal and there are no adverse claims or challenges against or to the ownership of or title to such mining and mineral claims nor to the best of Multi Metal's knowledge is there any basis therefore;

there are no outstanding agreements or options to acquire or purchase any interest in the Property, or to explore, develop or exploit any part thereof, and no other person has any other interest whatsoever in the Property or any production therefrom;

entering into this agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which Multi Metal is a party;

Multi Metal has due and sufficient right and authority to enter into this agreement and to dispose of part of its interest in the Property in accordance with this agreement, and this agreement has been authorized by all necessary action on the part of Multi Metal; and

there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which Multi Metal is aware.

2.02

The representations and warranties hereinbefore set out are conditions upon which Cicero has relied on entering into this Agreement and shall survive the Closing, and Multi Metal hereby indemnifies and saves Cicero harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

3. Grant of Option by Multi Metal

3.01 Multi Metal hereby grants to Cicero, subject to the terms and conditions of this agreement the sole, immediate and irrevocable option to purchase the Property, for the period from the date of this Agreement to the Option Expiry Date (as defined below), to purchase a 100% interest in the Property (the "Option"). In order to maintain in force and good standing the Option granted to it, and to exercise the Option, Cicero must make the following payments and issuances to New Zone Resources Ltd., of #818 – 470, Granville Street, Vancouver, BC, V6C 1V5 ("New Zone"), who will accept payment for the benefit of Multi Metal:

$6,000 cash upon execution of this Agreement (the "Initial Deposit"), which Initial Deposit Multi Metal or New Zone shall return to Cicero if Multi Metal does not deliver the Title Documents (as defined in paragraph 5.02) to Cicero within 30 (thirty) days of the execution of this Agreement;

$50,000 cash within 1 (one) year of execution of this Agreement (the "First Payment); and

an additional $200,000 cash and 1,000,000 common shares of Cicero (the "Shares") within 2 (two) years after the execution of this Agreement (the "Date of Closing")

(collectively, the "Purchase Price").

3.02 In this agreement, "Closing" means the completion of the purchase and sale of the Property, and will take place at the offices of Multi Metal, or such other place as the parties hereto may determine, and the "Date of Closing" means the day on which the Closing takes place.

3.03 In the event that any cash payment, with the exception of the Initial Deposit, due to be paid by Cicero is not paid to Multi Metal on or before the date set out for such payment in paragraph 3.01 hereof, this Agreement shall terminate automatically, and Multi Metal shall be entitled to retain as liquidated damages, all cash payments received from Cicero up to the effective date of such termination.

3.04 Cicero shall have no obligation to Multi Metal for the failure of New Zone to transfer benefit of any consideration outlined in Section 3.01.

The grant of rights herein shall not be affected by any failure of New Zone to transfer consideration to Multi Metal.

4. Exercise of Option by Cicero

4.01 On the Date of Closing, upon receiving the entirety of the Purchase Price from Cicero, Multi Metal shall transfer to Cicero an undivided 100% interest in and to all right and title to the Property (including, without limitation, all prospecting, research, exploration plans or other information, exploitation, operating and mining permits, and licenses associated therewith), and such interest shall thereafter only be subject to the 5% net smelter return as described in Schedule "B" attached hereto and the "Annual Payments" payable by Cicero to Multi Metal as described and defined below.

5. Covenants and Representations of Multi Metal

5.01 Multi Metal hereby covenants with and to Cicero that:

(a) executing this Agreement, Multi Metal will provide Cicero with all of the technical data, exploration plans or other information transferred under this Agreement, in Multi Metal's possession or over which the Multi Metal has control relating to exploration activities on and in the vicinity of the Property;

(b) from the date of this Agreement until and including the Date of Closing, it will allow Cicero's employees, directors, officers, agents, representatives and contractors:

access to the Property for the purpose of performing due diligence, exploration and other evaluation work, the nature, manner and extent of which shall be in Cicero' sole discretion;

access to install, maintain, replace and remove any and all mining machinery, equipment, tools, and facilities which Cicero may desire to use in connection with its exploration activities on the Property;

(c) Multi Metal will not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would or might affect the right of Cicero to become absolutely vested in a 100% interest in and to the Property, free and clear of any liens, charges and encumbrances; and

(d) Multi Metal will make any payments required of it, including any

maintenance fees or other required payments in relation to the Property, under any lease or other contract in respect of the Property, to ensure that the rights to the Property granted to Cicero under this contract shall remain unfettered and unencumbered for the entire duration of this Agreement.

5.02 Within 30 days of the execution of this Agreement, Multi Metal will deliver to Cicero certified copies of any claim certificates or other documentation (the "**Title Documents**"), demonstrating to Cicero's satisfaction Multi Metal's good and valid title to, or rights in, the Property being granted by Multi Metal to Cicero under this Agreement. Multi Metal recognizes that if Multi Metal does not deliver the Title Documents to Cicero within 30 days of this Agreement, or if Cicero is not satisfied that the Title Documents provide the rights to the Property contemplated by Cicero upon execution of this Agreement, Cicero may unilaterally terminate this Agreement whereupon Multi Metal shall return to Cicero the Initial Deposit under this Agreement of $6,000 within 2 business days following receipt of written notice of termination from Cicero ("**Notice of Termination**").

5.03 In respect of the Shares to be issued to Multi Metal under this Agreement, Multi Metal makes the following representations and warranties to Cicero:

(i) **Sophistication of Multi Metal**. Multi Metal either (A) has a preexisting personal or business relationship with Cicero or its controlling persons, such as would enable a reasonably prudent purchaser to be aware of the character and general business and financial circumstances of Cicero or its controlling persons, or (B) by reason of Multi Metal's business or financial experience, individually or in conjunction with Multi Metal's unaffiliated professional advisors who are not compensated by Cicero or any affiliate or selling agent of Cicero, directly or indirectly, is capable of evaluating the merits and risks of an investment in the Shares, making an informed investment decision and protecting Multi Metal's own interests in connection with the transactions contemplated hereby.

(ii) **Suitability.** Multi Metal understands and has fully considered for purposes of this investment the risks of this investment and understands that (A) this investment is suitable only for a person who is able to bear the economic consequences of losing Multi Metal's entire investment; (B) Cicero is a start-up enterprise with no significant operating history; (C) the acquisition of the Shares is a speculative investment, and (D) there are substantial restrictions on the transferability of, and there will be no public market for the Shares, and accordingly, it may not be possible for Multi Metal to liquidate the Shares.

(iii) **Lack of Liquidity**. Multi Metal is able (A) to bear the economic risk of

this investment, (B) to hold the Shares for an indefinite period of time, and (C) to afford a complete loss of Multi Metal's investment; and represents that Multi Metal has sufficient liquid assets so that the lack of liquidity associated with this investment will not cause any undue financial difficulties or affect Multi Metal's ability to provide for the Multi Metal's current needs and possible financial contingencies.

(iv) **Access to Information.** Multi Metal, in making its decision to purchase the Shares, has relied solely upon independent investigations made by Multi Metal and the representations and warranties of Cicero contained herein and Multi Metal has been given (A) access to all material books and records of Cicero; (B) access to all material contracts and documents of Cicero; and (C) an opportunity to ask questions of, and to receive answers from, the appropriate executive officers and other persons acting on behalf of Cicero concerning Cicero and the terms and conditions of this offering, and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense. Multi Metal acknowledges that no valid request to Cicero by Multi Metal for information of any kind about Cicero has been refused or denied by Cicero or remains unfulfilled as of the date thereof.

(v) **Accuracy of Information.** All of the information set forth on the cover page of this Agreement indicated as applicable to Multi Metal, is true and correct in all respects.

(vi) **Investment Intent**. The Shares are being acquired by Multi Metal solely for Multi Metal's own personal account, for investment purposes only, and not with a view to, or in connection with, any resale or distribution thereof; Multi Metal has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Shares for which Multi Metal hereby subscribes, or any part thereof, any interest therein or any rights thereto; Multi Metal has no present plans to enter into any such contract, undertaking, agreement or arrangement; and Multi Metal understands the legal consequences of the foregoing representations and warranties to mean that Multi Metal must bear the economic risk of the investment for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933 (the "**Securities Act**") and applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws (which Cicero is not obligated, and has no current intention, to do) or unless an exemption from such registration is available.

(vii) **No Brokers.** Multi Metal has not engaged any broker, dealer, finder, commission agent or other similar person in connection with the offer, offer or sale, or sale of the Shares and is not under any obligation to pay any broker's fee or commission in connection with Multi Metal's investment.

(viii) **Securities Act Compliance.** Multi Metal understands that the Shares have not been registered under the Securities Act, by reason of a

specific exemption under the provisions of the Securities Act which depends in part upon the investment intent and the aforesaid representations and warranties of Multi Metal and that, in issuing the Shares to Multi Metal, Cicero is relying upon said representations and warranties.

Multi Metal also understands that any routine sales of the Shares in reliance upon Rule 144 under the Securities Act, if the provisions of such Rule should then be available as to the Shares, can be made only after the holding period specified in the Rule, in limited amounts, and in accordance with all the terms and conditions of that Rule and that, in the case of securities to which that Rule is not applicable, compliance with Regulation A under the Securities Act or some other exemption will be required. Multi Metal understands that Rule 144 is not now available as to the Shares. Multi Metal understands that Cicero is under no obligation to register the Shares or to comply with Regulation A or any other exemption under the Securities Act or to supply any information necessary to permit routine sales under Rule 144. Multi Metal understands that Cicero may, if it so desires, permit the transfer of the Shares only when such shares are the subject of an effective registration statement under the Securities Act or when Cicero has received an opinion of counsel that such registration is not required under the Securities Act. Multi Metal agrees to furnish such documentation and undertakings as Cicero and its counsel may reasonably require in connection with any such opinion, whether under Rule 144 or some specific exemption under the Act.

5.04 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Cicero and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

6. Covenants of Cicero

Cicero hereby covenants and agrees with Multi Metal to:

(a) promptly pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or its operations thereon, including without limitation the obligations of Multi Metal under a 5% Net Smelter Return agreement in relation to the Property, and any Federal, State, and County annual mining claim maintenance or rental fees required to be paid for the unpatented mining claim which constitutes the Property.

7. Unavoidable Delay

7.01 If either party should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of such party, other than a lack of funds, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, government regulation or interference, including but without restricting the generality of the foregoing, forest or highway closures or any other cause beyond such party's control, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this Agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this Agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to subsist.

8. General Terms and Conditions

8.01 The Parties hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Agreement.

8.02 This Agreement shall represent the entire understanding between the Parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all Parties hereto.

8.03 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile, e-mail or other similar form of communication, in each case addressed to the address first listed above.

8.04 The titles to the articles to this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

8.05 The schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

8.06 All references to dollar amounts contained in this Agreement are references to Canadian dollars unless otherwise noted.

8.07 This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

Acknowledged, accepted and agreed to this 30 day of January, 2008

CICERO RESOURCES CORP.

Per:

Tom Alexiou, President

Acknowledged, accepted and agreed to this 30 day of January, 2008

MULTI METAL MINING CORP.

Per:

Larry Sostad, President

NEW ZONE RESOURCES LTD.

Per:

Larry Sostad, President

SCHEDULE "A"

THE PROPERTY

TO THAT CERTAIN AGREEMENT (THE "**AGREEMENT"**) MADE AS OF THE 30th DAY OF January, 2008 BETWEEN CICERO RESOURCES CORP. ("Cicero") AND MULTI METAL MINING CORP. ("Multi Metal")

DESCRIPTION OF PROPERTY

1) **The Crimson Queen Claim**

Clark County

¼	Section	Township	Range	Meridian
SE	31	27S	60	East
NE	6	28S	60	East

SCHEDULE "B"

NET SMELTER RETURNS

TO THAT CERTAIN AGREEMENT (THE **"AGREEMENT"**) MADE AS OF THE 30th DAY OF JANUARY, 2008 BETWEEN CICERO RESOURCES CORP. ("**Cicero**") AND MULTI METAL MINING CORP. ("**Multi Metal**")

NET SMELTER RETURNS

1. In the Agreement, **"Net Smelter Returns"** means the actual proceeds received by Cicero for its own account from the sale of ore, or ore concentrates or other products from the Property to a smelter, refinery or other ore buyer after deduction of smelter and/or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less all umpire charges which the purchaser may be required to pay. Not less than 60 days prior to the commencement of any fiscal year of Cicero, Multi Metal shall have the right to receive Net Smelter Returns in kind for any fiscal year of Cicero. Upon Multi Metal giving such notice, Multi Metal and Cicero shall enter into good faith negotiations with each other to settle the manner in which the payment shall be calculated and paid, it being the intent that the payment received in kind shall be commercially equivalent to the payment that Multi Metal would have been received if it had been made in the form of money.

2. Payment of Net Smelter Returns by Cicero to Multi Metal shall be made semi-annually within 60 days after the end of each fiscal half year of Cicero and shall be accompanied by unaudited financial statements pertaining to the operations carried out by Cicero on the Property. Within 90 days after the end of each fiscal year of Cicero in which Net Smelter Returns are payable to Multi Metal, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to Multi Metal shall be made forthwith. A copy of the said audit shall be delivered to Multi Metal within 30 days of the end of such 90-day period.

3. Each annual audit shall be final and not subject to adjustment unless Multi Metal delivers to Cicero written exceptions in reasonable detail within six months after Multi Metal receives the report. Multi Metal, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of Cicero related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other

books and records of Cicero. The audit shall be conducted by a chartered or certified public accountant of recognized standing. Cicero shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of Multi Metal's report shall be delivered to Cicero upon completion, and any discrepancy between the amount actually paid by Cicero and the amount which should have been paid according to Multi Metal's report shall be paid forthwith, one party to the other. In the event that the said discrepancy is to the detriment of Multi Metal and exceeds 5% of the amount actually paid by Cicero, then Cicero shall pay the entire cost of the audit.

4. Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration as provided in the Agreement. No error in accounting or in interpretation of the Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by Cicero under the terms of the Agreement.